EXHIBIT 4.3


                                                Execution Copy


===============================================================================


                    ----------------------------------------


                             REIMBURSEMENT AGREEMENT

                    ----------------------------------------



                                 by and between



                      LabOne, Inc., a Delaware corporation

                                       and

                               Commerce Bank, N.A.

                                   Relating to




                                   $20,000,000
                             City of Lenexa, Kansas
                        Taxable Industrial Revenue Bonds
                             (LabOne, Inc. Project)
                                  Series 1998A





                          Dated as of September 1, 1998



===============================================================================

                                TABLE OF CONTENTS

                                                                Page

Section 1.  Certain Defined Terms.................................2

Section  2.  Issuance  of  the  Letter  of  Credit; Conditions
             Precedent  to Issuance of the Letter of Credit.......6
        (a)  Issuance of the Letter of Credit:  Substitute
             Letters of Credit ...................................7
        (b)  Conditions Precedent to the Issuance of the Letter
             of Credit............................................7

Section 3.  Reimbursement and Other Payments.....................10
        (a)  Reimbursement.......................................10
        (b)  Commissions and Fees................................12
        (c)  Increased Costs.....................................12
        (d)  Pledge of Bonds.....................................13
        (e)  Release of Pledged Bonds............................13
        (f)  Reinstatement of Letter of Credit...................13
        (g)  Payments on Pledged Bonds...........................14
        (h)  Payments and Computation of Payments and Interest...14
        (i)  Conversion of Interest Rate Mode to Semiannual Mode,
             Annual Mode or a Multi-Year Mode....................14

Section 4.  Obligations Absolute.................................15

Section 5.  Representations and Warranties.......................15
        (a)  Status..............................................16
        (b)  Power and Authority.................................16
        (c)  Compliance with Other Instruments...................16
        (d)  Litigation..........................................16
        (e)  Governmental Approvals..............................17
        (g)  Federal Reserve Margin Regulations..................17
        (h)  Environmental Representations.......................17
        (i)  ERISA...............................................19
        (j)  Investment Company Act..............................19
        (k)  Taxes...............................................19
        (l)  Intellectual Property...............................19
        (m)  Accuracy of Information.............................19
        (n)  Related Documents...................................20

Section 6.  Covenants............................................20
        (a)  Financial Reports...................................20
        (b)  Payment of Charges..................................21
        (c)  Insurance...........................................21
        (d)  Inspection of Books and Assets, Confidentiality.....21

        (e)  Notices.............................................21
        (f)  Litigation..........................................21
        (g)  Preservation of Existence, Compliance with Laws.....22
        (h)  Environmental Laws..................................22
        (i)  ERISA...............................................22
        (j)  Liens...............................................23
        (k)  Financial Covenants of Company......................24
        (l)  Principal Operating Accounts........................25
        (m)  Amendment of Related Documents......................25
        (n)  Registration of Bonds...............................25
        (o)  Optional Redemption.................................25
        (p)  Indenture, Etc......................................25
        (q)  Sale of Subordinate Bonds...........................25
        (r)  Disbursement of Project Funds.......................26
        (s)  Environmental Report Compliance and Update..........26

Section 7.  Events of Default....................................26

Section 8.  Amendments, Etc......................................28

Section 9.  Notices..............................................28

Section 10.  No Waiver; Remedies.................................29

Section 11.  Right of Setoff.....................................29

Section 12.  Indemnification.....................................29

Section 13.  Continuing Obligation...............................30

Section 14.  Transfer of Letter of Credit; Reduction of Stated
             Amount..............................................30

Section 15.  Limitations on Bank Liability.......................30

Section 16.  Costs, Expenses and Taxes...........................31

Section 17.  Severability........................................31

Section 18.  Governing Law.......................................31

Section 19.  Substitute Letter of Credit Issuing Office..........31

Section 20.  Headings............................................32

Section 21.  Accounting Terms and Definitions....................32

Section 22.  Counterparts........................................32

Section 23.  Bank Consent........................................32

Section 24.  Year 2000 Compliance................................32

Section 25.  Waiver of Jury Trial................................32

Section 26.  Statements Required by Law..........................33

                             REIMBURSEMENT AGREEMENT


           THIS REIMBURSEMENT AGREEMENT is made as of September 1, 1998 by and between LabOne, Inc., a Delaware corporation, with its principal office at 10310 West 84th Terrace, Lenexa, Kansas 66214 (the "Company"), and COMMERCE BANK, N.A., with its principal office at 1000 Walnut 17th Floor, Kansas City, Missouri 64106 (the "Bank").


                                    RECITALS

           WHEREAS, The City of Lenexa, Kansas, and its successors and assigns (the "Issuer") has agreed to issue its Taxable Industrial Revenue Bonds (LabOne, Inc., Project) Series 1998A (the "Bonds") in the principal amount of $20,000,000 pursuant to a Trust Indenture dated as of September 1, 1998 (the "Indenture"), between the Issuer and Intrust Bank, N.A., as Trustee (the "Trustee"), to finance the acquisition, construction and equipping of an approximate 250,000 square foot office lab and warehouse facility located near Kansas highway K-10 and Interstate I-435 on Renner Road in Johnson County, Kansas (the "Project"), pursuant to a Lease Agreement dated as of September 1, 1998 (the "Lease Agreement"), between Issuer and the Company; and

           WHEREAS, the Bonds are to be payable from payments in amounts sufficient to pay the principal of and interest on the Bonds (the "Lease Payments") to be made by the Company pursuant to the Lease Agreement; and

           WHEREAS, the Remarketing Agent (as hereinafter defined) has agreed to remarket from time to time the Bonds tendered for purchase on tender dates as provided in the Indenture; and

           WHEREAS, as a condition to the use of the proceeds of the Bonds for the purpose of financing the Project, the Issuer has required the Company to obtain an irrevocable direct pay letter of credit from the Bank (the "Letter of Credit"), listing the Trustee as the beneficiary thereunder, in the initial Stated Amount of Twenty Million Three Hundred Eighty Thousand Dollars ($20,380,000) (as the same may be reduced from time to time as provided therein), of which up to $20,000,000 in the aggregate may be drawn upon in respect of principal of the Bonds when due upon maturity, redemption or acceleration, or with respect to the principal component of the Purchase Price of the Bonds upon any optional or mandatory tender, and $380,000 in the aggregate may be drawn upon in respect of interest on the Bonds, or the interest component of the Purchase Price of the Bonds upon any optional or mandatory tender; and

           WHEREAS, as a condition to the Bank's undertaking the obligations under the Letter of Credit, the Bank has required that the Company deliver to the Bank: (i) this Reimbursement Agreement obligating the Company to reimburse the Bank for any amounts drawn by the Trustee on the Letter of Credit; (ii) the Pledge and Security Agreement (as such term is hereinafter defined); (iii) the Security Agreement (the "Security Agreement") dated as of September 1, 1998 wherein the Company grants the Bank a security interest in the Project; (iv) a letter (the "Comfort Letter") from Lab Holdings, Inc.
("Holdings") regarding Holdings'
awareness of this transaction and all Related Documents and Holdings' agreement to provide its reasonable efforts in assisting Company to fully comply with the terms of this Agreement and all Related Documents; and (v) such other security documents executed and delivered in connection with this Reimbursement Agreement (collectively the documents referred to in this recital may at times be referred to as the "Security Documents").

           NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the Company and the Bank hereby agree as follows:

Section 1..Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "A Drawing" means a demand for payment under the Letter of Credit made by presentation of a document in the form of Exhibit A (Same Day Purchase) thereto.

      "Agreement" means this Reimbursement Agreement, as the same from time to time may be amended or supplemented.

      "Authorized Denominations" means the denominations of the Bonds as authorized in Section 203 of the Indenture.

      "B Drawing" means a demand for payment under the Letter of Credit made by presentation of a document in the form of Exhibit B (Principal) thereto.

      "Bond" or "Bonds" means individually or collectively, as appropriate one or more Taxable Industrial Revenue Bonds (LabOne, Inc. Project), Series 1998A issued under the Indenture by The City of Lenexa, Kansas.

      "Bond Counsel" shall have the meaning ascribed to it in the Indenture.

      "Bond Purchase Agreement" means the Bond Purchase Agreement among the Issuer, the Underwriter and the Company.

      "Business Day" means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in the city in which the principal corporate trust office of the Trustee, the Tender Agent and the Remarketing Agent or the office of the Bank at which demands for payment under the Letter of Credit are to be presented, are required or authorized by law to close, or (iii) a day on which the New York Stock Exchange is closed.

      "C Drawing" means a demand for payment under the Letter of Credit made by presentation of a document in the form of Exhibit C (Interest) thereto.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Comfort Letter" has the meaning assigned to that term in the recitals to this Agreement.

      "Date of Issuance" has the meaning assigned to that term in Section 3(b) of this Agreement.

      "D Drawing" means a demand for payment under the Letter of Credit made by presentation of a document in the form of Exhibit D (Acceleration) thereto.

      "Default" means any event or condition which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

      "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 960, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901, et seq., the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. ss.ss. 2601, et seq., the Clean Water Act, 33 U.S.C. ss.ss. 1251-1387, as amended, the Clean Air Act, 42 U.S.C. ss.ss. 7401, et seq., as amended, and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.ss. 651, et seq., as any of the foregoing may be amended, any rule or regulation promulgated thereunder or issued pursuant thereto, and any other present or future and all state, federal and local environmental, health and safety statutes, ordinances, rules, permit conditions, regulations, orders or directives addressing environmental, health or safety issues and rules of common law and any amendments to any of the foregoing.

      "Environmental   Report"  means  the  Report  of  Phase  II  Environmental
Investigation to the Company from Kingston dated August 14, 1997.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

      "Event of Default" has the meaning assigned to that term in Section 7 of this Agreement.

      "Expiration Date" has the meaning assigned to that term in Section 2(a) of this Agreement.

      "GAAP" means generally accepted accounting principles as in effect on the date hereof. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

      "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

      "Holdings" means Lab Holdings, Inc., a Missouri corporation.

      "Indebtedness" means, with respect to any Person, (a) indebtedness for borrowed money (other than trade payables) or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) any indebtedness described in clause (a) which is guaranteed in any manner by such Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, including, without limitation, payments related to the Bonds pursuant to the Lease Agreement, but specifically excluding payments related to the Subordinated Bonds pursuant to the Lease Agreement, and (d) any unfunded obligations of such Person to any benefit plan or multiemployer plan.

      "Indenture" means the Trust Indenture referred to in the first recital clause of this Agreement.

      "Independent Architect" means such architect, engineer or firm of architects or engineers selected by the Company and licensed by, or permitted to practice in, the State, which architect, engineer or firm of architects or engineers shall have no interest, direct or indirect, in the Company and, in the case of an individual, shall not be a director, officer or employee of the Company and, in the case of a firm, shall not have a partner, member, director, officer or employee who is a director, officer or employee of the Company; it being understood that an arm's-length contract with the Company for the performance of architectural or engineering services shall not in and of itself be regarded as creating an interest in or an employee relationship with such entity and that the term Independent Architect may include an architect or engineer or a firm of architects or engineers who otherwise meet the requirements of this definition and who also are under contract to construct the facility that they have designed.

      "Interest Payment Date" has the meaning assigned to that term in the Indenture.

      "Issuer" has the meaning assigned to that term in the first recital clause of this Agreement.

      "Kingston" means Kinston Environmental Services, the entity retained to prepare the Environmental Report.

      "Lease Agreement" has the meaning assigned to that term in the first recital clause of this Agreement.

      "Letter of Credit" has the meaning assigned to that term in the fourth recital clause of this Agreement.

      "Net Worth" has the meaning assigned to that term in Section 6(k) of this Agreement.

      "Official Statement" means the Official Statement dated September 4, 1998, used by the Underwriter in connection with the sale of the Bonds.

      "Ordinary Course of Business" means the Company's ordinary course of business, including, without limitation, laboratory testing, risk assessment and substance abuse testing and the acquisition of businesses engaged in one or more of the lines of business of the Company.

      "Outstanding" has the meaning assigned to that term in the Indenture.

      "Paying Agent" has the meaning assigned to that term in the Indenture.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Person" means an individual, a firm, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Pledge and Security Agreement" means the Pledge and Security Agreement dated as of September 1, 1998, executed by Company and Bank.

      "Pledged Bonds" has the meaning assigned to that term in Section 3(d) of this Agreement.

      "Prime Rate" for any day shall mean the per annum rate of interest for such day announced by the Bank from time to time as its base rate or equivalent rate, with any change in such prime rate or equivalent to be effective on the date of such change, it being understood that such rate may not be the best, most favorable or lowest rate offered by the Bank.

      "Project" has the meaning assigned to that term in the Indenture.

      "Project Costs" has the meaning assigned to that term in the Indenture.

      "Project Funds" has the meaning assigned to that term in the Indenture.

      "Property" or "Properties" means any real property owned or leased at any time by the Company.

      "Purchase Price" means, with respect to a Bond, the amount of principal and accrued interest, if any, necessary to purchase such Bond in accordance with Sections 306 or 307 of the Indenture.

      "Related Documents" means this Agreement, the Letter of Credit, the Pledge and Security Agreement, the Security Agreement, the Bonds, the Indenture, the Lease Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Preliminary Official Statement, the Official Statement, the Security Documents, and any other document, agreement or instrument relating thereto.

      "Remarketing Agent" means George K. Baum & Company, and any other remarketing agent appointed in accordance with the provisions of the Indenture, and their respective successors and assigns.

      "Remarketing Agreement" means the Remarketing Agreement dated as of September 1, 1998 between the Company and the Remarketing Agent, as the same may be amended or supplemented from time to time, and any remarketing agreement between the Company and a successor Remarketing Agent.

      "Security Agreement" has the meaning assigned to that term in the fifth recital clause of this Agreement.

      "Security Documents" has the meaning assigned to that term in the fifth recital clause of this Agreement.

      "State" means the State of Kansas.

      "Stated Amount" means the aggregate amount that at such time may be demanded under the Letter of Credit, subject to reduction or increase as provided therein.

      "Subordinate Bonds" means those certain Taxable Industrial Revenue Bonds (LabOne, Inc. Project), Series 1998B and Series 1998C in an aggregate amount of $13,000,000 that Company has requested the Issuer to issue and that Company will purchase.

      "Tangible Net Worth" has the meaning assigned to that term in Section 6(k) of this Agreement.

      "Termination Date" has the meaning assigned to that term in Section 3(b) of this Agreement.

      "Trustee" has the meaning assigned to that term in the first recital clause of this Agreement.

      "Underwriter" means George K. Baum & Company and their successors and assigns.

      "Written Request" has the meaning assigned to that term in the Indenture.

     Section 2..Issuance of the Letter of Credit; Conditions Precedent to Issuance of the Letter of Credit

          (a)   Issuance of the Letter of Credit:  Substitute Letters of Credit.

               (i) Subject to the terms and conditions of this Agreement, the Bank agrees to issue the Letter of Credit on the Date of Issuance in the form of Annex I hereto, to expire initially on October 5, 2001 (such date, as it may be extended pursuant to clause (ii) of this Section 2(a) (the "Expiration Date").

               (ii) The Company must provide to the Bank written notice of Company's request to extend the Expiration Date (a "Notice Request") at least 485 days prior to the Expiration Date, if Company desires the Bank to extend the Expiration Date of the Letter of Credit by issuing an amendment to the Letter of Credit, extending the Expiration Date for a twelve (12) month period. In accordance with Section 2(a)(iii) Bank will within 60 days after its receipt of the Notice Request determine whether Bank will extend the Expiration Date for a period of twelve months.

               (iii) The Bank shall not be  required to issue any  amendment  or substitute letter of credit to extend the then Expiration Date of the Letter of Credit and only an appropriate writing signed by the Bank and received by the Trustee shall constitute an amendment or substitute letter of credit. In the event the Bank upon the written request of Company, amends the Letter of Credit or issues a substitute letter of credit for the purpose of extending the Expiration Date, the amendment shall be effective, or the substitute letter of credit shall be issued to be effective, on the date of delivery thereof to the Trustee, and the terms and conditions, fees and commissions, as provided in this Agreement shall apply to such amended Letter of Credit or substitute letter of credit, except as then otherwise agreed in writing by the Company and the Bank. In the event the Bank in its sole discretion determines not to amend the Letter of Credit or issue a substitute letter of credit, the Bank will give the Company and the Trustee notice that it has determined not to amend the letter of credit or to issue a substitute letter of credit ("Notice of Non-Renewal") within sixty (60) days of the Bank's receipt of the Notice Request.

               (iv) The Company may exercise any right it otherwise may have under the Indenture or the Lease Agreement to obtain an alternate or substitute letter of credit or credit support facility from a financial institution other than the Bank at any time, subject to the obligation of the Company to pay the balance of the annual issuance fee due the Bank if such right is exercised prior to October 1, 1999, as provided in Section 3(b) hereof.

          (b) Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit is subject to the following conditions precedent:

               (i) The Bank shall have received on or before the Date of Issuance the following, each dated the Date of Issuance, in form and substance satisfactory to the Bank:

                    (1) this Agreement and all Security  Documents duly executed by the Company;

                    (2) certified  articles of  incorporation  and good standing certificate of the Company, certified no earlier than 15 days prior to the Date of Issuance by the Kansas and Delaware Secretaries of State;

                    (3) a copy of the  resolutions  of the Board of Directors of the Company, certified by the Secretary or an Assistant Secretary of the Company (which certificates shall state that such resolutions are in full force and effect on the Date of Issuance), authorizing the execution, delivery and performance of the Related Documents to which the Company is a party and any other documents as Bank may require to evidence Company's authority to execute, deliver and perform this Agreement and the transactions contemplated hereby;

                    (4) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign the documents;

                    (5) an opinion of counsel to the Company as to such  matters as the Bank may reasonably request, which opinion shall be satisfactory to the Bank in form and substance;

                    (6) an  opinion of Bond  Counsel  as to such  matters as the
               Bank may reasonably request, which opinion shall be satisfactory to the Bank in form and substance;

                    (7) an executed  copy (or a duplicate  thereof) of the Lease
               Agreement;

                    (8) an executed copy (or a duplicate thereof) of the Indenture;

                    (9) an executed copy (or a duplicate thereof) of the Remarketing Agreement;

                    (10) certified copies of the resolution or resolutions of the Issuer authorizing the execution and delivery of, and performance by the Issuer under, the Indenture, the Lease Agreement and the other Related Documents to which the Issuer is a party;

                    (11) a copy of the  Preliminary  Official  Statement  and an executed copy of the Official Statement;

                    (12) evidence of rating of the Bonds by Standard & Poor's Ratings Group acceptable to the Bank;

                    (13) a certificate  of an authorized  officer of the Trustee dated the Date of Issuance, certifying inter alia the names and the signatures of the officers of the Trustee authorized to execute the Indenture and permitting Bank to rely on the Trustee's Certificate required under the Bond Purchase Agreement;

                    (14) evidence of zoning and a copy of  construction  permits
               (for the Project);

                    (15) final plans and specifications for the Project;

                    (16) a Project budget, architect's contract and construction contract;

                    (17) Owner's title  insurance  policy in favor of the Issuer and in favor of the Bank and the Trustee, as their interests may appear, containing no exceptions as to mechanic's liens and survey;

                    (18) the Environmental Report;

                    (19) evidence satisfactory to the Bank (which may include the survey and surveyor's certification) that the Project does not lie within a flood plain or an area designated as wetlands or, in the Bank's sole judgment, has adequate flood insurance;

                    (20) receipts  from the initial  purchasers of the Bonds and the Subordinate Bonds evidencing their delivery;

                    (21) insurance certificates reflecting Builder's Risk, general liability, property and worker's compensation insurance coverages in form and amount and with such companies as are approved by the Bank;

                    (22) an executed copy of the Comfort Letter; and

                    (23) such other documents,  instruments,  approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request, and such matters as are provided in the proposal letter of Bank to Company dated May 21, 1998 (the "Proposal Letter").

               (ii) The following statements shall be true and correct on the Date of Issuance and the Bank shall have received certificates signed by duly authorized officers of the participants, dated the Date of Issuance, stating that:

                    (1) the  representations  and warranties made by the Company contained in Section 5 of this Agreement and in any other Related Document to which the Company is a party or in any other writing or instrument issued in connection herewith or therewith, are true and correct on and as of the Date of Issuance as though made on and as of such date; and

                    (2) no  Default  or Event of  Default  has  occurred  and is continuing, or would result from the issuance of the Letter of Credit.

              (iii) on or before the Date of Issuance:

                    (1) this  Agreement  and the Related  Documents  shall be in full force and effect;

                    (2) all  conditions  precedent  to the issuance of the Bonds shall have occurred; and

                    (3) the Issuer shall have duly executed, issued and delivered all of the Bonds pursuant to the Indenture and all of the Bonds shall have been placed pursuant to the Bond Purchase Agreement.

               (iv) The Company shall have paid to the Bank the fees provided for in Section 3(b) hereof.

     Section 3..Reimbursement and Other Payments.

          (a) Reimbursement. The Company hereby agrees:

               (i) to pay to the Bank immediately and without demand, not later than 2:00 p.m. (Kansas City time) two business days prior to the date any payment is to be made under the Letter of Credit, pursuant to any "B Drawing", any "C Drawing" or any "D Drawing", to pay the principal of or interest on the Bonds, as the case may be, and not later than 2:00 p.m. (Kansas City time) on the date any drawing is made under the Letter of Credit pursuant to any "A Drawing," in all cases such payment to the Bank to be the amount which the Bank advises the Company is an amount equal to the full amount paid or expected to be paid under the Letter of Credit; provided, however, notwithstanding the foregoing any amount payable with respect to an "A Drawing" shall be payable to the Bank as follows:

                    (1) Interest on such amount shall be payable at the interest rate set forth in Section 3(a)(iii) hereof and shall be payable at the same time interest on the Bonds is due and payable under the Indenture, and such payment shall constitute full payment of the interest due on Pledged Bonds; and

                    (2) The  principal of such Pledged Bonds shall be due on the
               Termination Date.

               (ii) to pay to the Bank on demand any and all charges and expenses that the Bank may pay or incur relative to the Letter of Credit, including without limitation, the costs, expenses, fees and taxes referred to in Sections 3(c), 12 and 16 hereof;

               (iii) to pay to the Bank on demand interest on any and all amounts required to be paid from and after the due date of payments as provided in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(b), 3(c), 12 and 16; and until payment is made in full, at a fluctuating per annum interest rate equal to the Prime Rate plus three percent (3%); and

               (iv) to pay to the Bank on the first day of each month commencing October 1, 1998, an amount equal to one-twelfth (1/12th) of the annual amount of principal next due on the Bonds pursuant to Section 302(g)(i) of the Indenture, such amount shall be held by the Bank in a segregated trust account as security for all amounts due hereunder. All amounts held in such account shall be invested in a U.S. Government money market account or such other investment acceptable to the Bank and the Company and interest on such amounts shall accrue to such account until the amount deposited therein is applied as set forth in this subparagraph. The Company hereby instructs the Bank to apply the amounts on deposit in said account to immediately reimburse the Bank for amounts due under Section 3(a)(i) hereof in the following order of priority: (1) first, with respect to payment for Pledged Bonds which are subject to mandatory redemption pursuant to Section 302(g)(i) of the Indenture, payable by the Bank to the Trustee for deposit in the Bond Fund to be disbursed by the Trustee in accordance with the Indenture to redeem said Pledged Bonds, (2) second, to satisfy amounts owing by the Company to the Bank hereunder with respect to any "B Drawing," and (3) third, to satisfy amounts owing by the Company to the Bank hereunder with respect to any "C Drawing," made in connection with a "B Drawing". In no event shall the Bank use any moneys in said account to honor draws under the Letter of Credit. The Bank shall provide the Company with statements with respect to such account on at least a quarterly basis.

     The Company's payment obligations under this Section 3 shall survive the termination of this Agreement.

          (b) Commissions and Fees. The Company agrees to pay the Bank (i) an origination fee payable on the Date of Issuance of $-0-, (ii) an annual issuance fee, payable on the Date of Issuance (prorated through September 30, 1998) and thereafter

     Quarterly in advance on the first day of each quarter commencing with October 1, 1998, or the next succeeding Business Day thereafter if any such day is not a Business Day, computed at the rate of .60 of one percent (.60%) per annum of the Stated Amount from time to time available to be drawn under the Letter of Credit (plus the amount of any "C Drawing" which is automatically reinstatable under the Letter of Credit prior to such reinstatement) from and including the Date on which the Letter of Credit is issued (the "Date of Issuance") until the last day a drawing is available under the Letter of Credit (the "Termination Date"), provided, that, if the Termination Date occurs prior to October 1, 1999 by reason of the Company having obtained an alternate letter of credit or substitute letter of credit or credit support facility to credit enhance the Bonds prior to October 1, 1999, the Company will pay the Bank on the Termination Date the balance of the annual issuance fee for the period October 1, 1998 through October 1, 1999, (iii) a negotiation fee of $150 upon each date of Drawing under the Letter of Credit, and (iv) a sum equal to $500 upon each transfer of the Letter of Credit in accordance with its terms.

          (c) Increased Costs. If the Bank reasonably determines that the introduction of, change in, or change in the interpretation or application of, any law, rule, regulation or directive by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any taxation, reserve, assessment, special deposit or other requirement with respect to letters of credit issued by, or with respect to any other extension of credit by, or assets held by, or deposits in or other liabilities for the account of, the Bank or (ii) impose on the Bank any other condition regarding this Agreement, the Letter of Credit, or any collateral therefor, or any of the transactions in the preceding clause (i), or (iii) affect the amount of any deduction that the Bank may take for purposes of federal, state or local income taxes in respect of the cost, including, but not limited to, interest, costs of maintaining the Letter of Credit or the reimbursement obligations of the Company hereunder, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost, or diminish the anticipated return, to the Bank of issuing or maintaining the Letter of Credit or the reimbursement obligations of the Company hereunder, or reduce the amounts receivable by the Bank hereunder or thereunder (which increase in cost, diminution in return or reduction of amounts, are determined by the Bank's reasonable allocation of the aggregate of such costs, increases, diminution in return, or reductions resulting from such event, or reduce the rate of return on all or any part of the Bank's capital as described in the next succeeding sentence, then, upon demand by the Bank, the Company will immediately pay to the Bank from time to time as specified by the Bank additional amounts which are sufficient to compensate the Bank on an after-tax basis for such increased cost, diminution in return, reduction or loss of profitability from the date of such event together with interest on such amount from the date demanded until payment in full at the rate set forth in Section 3(a)(iii) above. If after the date hereof, the Bank reasonably determines that the introduction of, implementation of, change in, or change in the interpretation, or application of, any law, rule, regulation, guideline or directive by any governmental authority, central bank or other comparable agency charged with the interpretation or administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including without limitation a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of the Bank, the rate of return on the Bank's capital as a consequence of its obligations hereunder is reduced to a level below that which the Bank could have achieved but for such circumstances, then, upon demand by the Bank, the Company shall pay to the Bank, in the manner described in the preceding sentence, such additional amount as will compensate the Bank for such reduction in rate of return. A certificate setting forth such increased cost, diminution in return, or reduction of amounts or in rate of return incurred by the Bank as a result of any event mentioned above and giving a reasonable explanation thereof, submitted by the Bank to the Company (absent error), shall be conclusive and binding for all purposes. The provisions of this
     Section 3(c) shall survive termination of this Agreement.

          (d) Pledge of Bonds. As security for the payment of the obligations of the Company pursuant to Section 3(a) hereof, the Company will pledge to the Bank, and grant to the Bank a security interest in, its right, title and interest in and to Bonds delivered to the Bank in connection with "A Drawings" (herein called "Pledged Bonds"), pursuant to the Pledge and Security Agreement.

          (e) Release of Pledged Bonds. Upon reimbursement of any "A Drawing" in accordance with Section 3(a)(i) above, together with accrued interest to the date of such payment on the amount to be paid, the outstanding obligations of the Company under Section 3(a)(i) above shall be reduced by the amount of such payment, interest shall cease to accrue on the amount paid and, upon reinstatement of the Letter of Credit pursuant to Section
     3(f) below, the Bank shall release to the Company from the Pledge and Security Agreement, a principal amount of Pledged Bonds (but only in Authorized Denominations) held under the Pledge and Security Agreement corresponding and equal to (or as closely equal as possible without exceeding the amount of such reimbursement) the principal amount of such Pledged Bonds included in the "A Drawing" reimbursed by such payment.

          (f) Reinstatement of Letter of Credit. (i) Upon receipt by the Bank of notice from the Remarketing Agent that the Pledged Bonds pledged to the Bank in connection with an "A Drawing" have been remarketed and the reimbursement of any amount owing pursuant to Section 3(e) hereof, and concurrent with the release of the Pledged Bonds as specified therein, the obligation of the Bank to honor demands for payment of "A Drawings" under the Letter of Credit will be automatically reinstated to the total principal amount of the released Bonds plus interest thereon at 12% for 57 days upon issuance of notice of such reinstatement by the Bank to the Trustee; provided, however, the Bank in its complete and sole discretion may refuse to release any Pledged Bonds from the pledge and security interest and may refuse to reinstate the amount thereof as aforesaid if there shall have occurred and be continuing any Default or Event of Default.

               (i) The obligation of the Bank to honor demands for payment of "C Drawings" under the Letter of Credit will be automatically reinstated to the total principal amount of the Bonds Outstanding plus interest thereon at 12% for 57 days, on the eleventh (11th) business day after the Bank honors a "C Drawing" made under the Letter of Credit; provided, however, that the Bank in its complete and sole discretion may refuse to reinstate the amount of the Letter of Credit as aforesaid by giving notice to the beneficiary of the Letter of Credit on or before 5:00 p.m., Kansas City time, on the tenth (10th) business day after the Bank honors such "C Drawing" that an Event of Default has occurred under this Reimbursement Agreement and the Bank has declined to reinstate such amount of the Letter of Credit.

               (g) Payments on Pledged Bonds. Payments by the Issuer of principal or interest due on the Pledged Bonds held pursuant to the Pledge and Security Agreement, which payments have been received by the Bank, shall be credited against payments due under Section 3(a) above. Receipt and application of any such payments, however, shall not be in satisfaction of, or relieve the Company from, the Company's payment obligations under Section 3(a) above to the extent of any deficiency in the amount so received by the Bank.

               (h) Payments and Computation of Payments and Interest. All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's office set forth in the preamble hereof, or at such other place as it may designate in writing without any withholding, deduction or setoff. Funds received after 2:00 p.m., Kansas City Time, shall be deemed to have been received by the Bank on the following Business Day, and if any amount payable hereunder shall fall due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day. In each such case, interest and/or fees provided hereunder shall continue to accrue during such extension. If any payment by the Bank under the Letter of Credit with respect to a demand for payment by the Trustee thereunder shall be reimbursed by the Company to the Bank on or before 2:00 p.m. at the Bank's address as set forth above on the same date such payment is made by the Bank, no interest shall be payable on the reimbursed amount. Interest and commission payable hereunder shall be computed on the basis of a year of 360 days and actual days elapsed. All payments and other recoveries of money received by the Bank hereunder shall be applied: FIRST, to the payment of fees, costs, expenses, taxes and indemnification amounts required hereunder; SECOND, to the payment of interest as provided herein; and THIRD, to the reimbursement of amounts drawn under the Letter of Credit.

                    (i) Conversion of Interest Rate Mode to Semiannual Mode, Annual Mode or a Multi-Year Mode. In the event that Company elects to change the Interest Rate Mode in accordance with the Indenture to a Semiannual Mode, Annual Mode or a Multi-Year Mode and the Bank has approved the changes, and in connection therewith, the Bank is requested and agrees to increase its Letter of Credit to provide for additional days interest coverage under the Indenture or the Lease Agreement, Company agrees to enter into a modification of this Reimbursement Agreement and any modifications to any Security Documents to reflect the increased amount of the indebtedness, as may be reasonably required by Bank.

     Section 4..Obligations Absolute. Except as hereinafter provided, the obligations of the Company under this Agreement and the Security Documents shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement and the Security Documents, under all circumstances whatsoever, including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of the Letter of Credit, this Agreement, the Bonds, the Indenture, the Lease Agreement, the Remarketing Agreement or any other Related Document;

          (b) any amendment or waiver of, or any consent to or departure from all or any of the Related Documents which is not consented to in writing by the Bank;

          (c) the existence of any claim, setoff, defense or other rights which the Company may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank, the Remarketing Agent or any other person or entity, whether in connection with this Agreement, the Related Documents or any unrelated transaction;

          (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

          (e)   payment  by  the  Bank  under  the  Letter  of  Credit   against
     presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or

          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     Section 5..Representations and Warranties. In order to induce the Bank to enter into this Agreement and to issue the Letter of Credit pursuant to the terms hereof, the Company makes the following representations and warranties to the Bank, all of which shall survive the execution and delivery of this
Agreement:

          (a) Status. The Company is a duly organized and validly existing Delaware corporation in good standing and qualified to do business in the State as a foreign corporation and has the power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction other than the State in which such qualification is required, except where the failure to be so licensed or qualified would not have a material adverse effect on the Company taken as a whole.

          (b) Power and Authority. The Company has the power to execute, deliver and carry out the terms and provisions of this Agreement and the other Related Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Related Documents to which it is a party and the actions hereunder and thereunder. This Agreement and the other Related Documents to which the Company is a party are the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (c) Compliance with Other Instruments. The Company is not in default under any agreement to which it is a party (other than an agreement related to a trade payable) which default would materially impair the ability of the Company to perform its obligations under this Agreement, and neither the execution, delivery or performance of this Agreement or the other Related Documents to which the Company is a party nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene any provision of any material law, statute, rule or regulation to which the Company is subject or any material judgment, decree, franchise, order or permit applicable to the Company or will conflict or be inconsistent with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any material lien, security interest, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it is bound or to which it may be subject, or violate any provision of the Articles of Incorporation or Bylaws of Company.

          (d) Litigation. Except as previously disclosed to the Bank in writing, there are no actions, suits or proceedings pending or threatened against or affecting the Company before any court or tribunal or before any governmental or administrative body or agency, which in any one case or in the aggregate if determined adversely to the interest of the Company would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, of the Company, taken as a whole. The Company is not in default in any material respect with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any governmental authority having jurisdiction over the Company.

          (e) Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or any other Related Document to which the Company is a party by the Company or the taking of any action hereby or thereby contemplated by the Company.

          (f) Financial Statements. The Company has heretofore furnished the Bank the balance sheet of the Company dated June 30, 1998 and the related statements of income and cash flows for the period ended on such date(s). As of such date(s) the Company had no material liabilities, contingent or otherwise, which were required to be recorded in accordance with GAAP, other than those set forth on such financial statements, which may materially adversely affect the operations, business, property or assets or condition (financial or otherwise) of the Company taken as a whole. Such financial statements (including in each case the related schedules and notes) fairly presented the financial condition of the Company, as of the date(s) of such balance sheet and the results of its operations for the period covered by such statements of income and cash flows. There has been no material adverse change in the operations, business, property or assets, or in the condition (financial or otherwise) of the Company since the date(s) of the respective financial statements referenced above.

          (g) Federal Reserve Margin Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). If requested by the Bank, the Company will furnish to the Bank statements in conformity with the requirements of the Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors.

          (h) Environmental Representations.

               (i) Except as previously disclosed to the Bank in the Environmental Report or otherwise in writing, all Property of the Company and the operations and activities thereon, have been and continue to be in compliance in all material respects with the requirements of all applicable Environmental Laws. Except as previously disclosed to the Bank in writing, the Company has no knowledge of any presence, disposal, release, or threatened release of any Hazardous Materials that constitutes or results in any material respect in a violation or claimed violation of any applicable Environmental Law on or from any Property. Except as previously disclosed to the Bank in writing, the Company has no knowledge of any actions, suits, investigations, liabilities, inquiries or other proceedings, rulings, orders, or citations involving the Company pending, existing or threatened, as the result of the failure of the Company or any predecessor of Company, to comply (or the assertion of liability even if in compliance) with any requirement of any Environmental Law with respect to any Property. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release," shall mean any disposal, release, and threatened release in or for the purposes of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or any other Environmental Law, as in effect, now for the making of this representation on the date hereof, or at any time hereafter when this representation is made.

               (ii) Without limiting the generality of the foregoing:

                    (1) Except as  previously  disclosed to the Bank in writing, there are no outstanding orders, judgments, decrees or stipulations of any court, any other governmental or administrative body or agency (including, but not limited to, in favor of any citizens' group) affecting any Property, or any portion thereof, based on any violation or claimed violation of any Environmental Law. Except as previously disclosed to the Bank in writing, the Company has all permits necessary for discharges to the air or water from its operations and activities on any Property or affecting solid and hazardous waste generation, storage, treatment, and disposal on or from any Property. All material permits required under applicable Environmental Laws to enable the Company to operate its business at the Property are in full force and effect, and all material permits and all conditions and agreements contained therein have been substantially complied with.

                    (2) Except as  previously  disclosed to the Bank in writing, to the best knowledge of the Company, no materials from any Property have been disposed of at any of the sites listed by the U.S. Environmental Protection Agency in the proposed or final National Priorities List of hazardous waste sites developed pursuant to Section 105(8)(B) of CERCLA or any similar official state list as of the date hereof. Additionally, to the knowledge of the Company, no Property and no other real property formerly owned, occupied, used or leased by the Company is presently under investigation by federal, state or local governmental authorities or is listed on the above-mentioned National Priorities List or, except as previously disclosed to the Bank in writing, is formally proposed for listing on the above-mentioned National Priorities List or any similar official state list.

                    (3) The  Company  has  previously  provided  to the  Bank in writing a list of all underground storage facilities ("UST") of any type on each of the Properties and such list is true, accurate and complete as of the date hereof.

                    (4) Except as  previously  disclosed to the Bank in writing, to the best of the knowledge of the Company, no Property contains any polychlorinated biphenyls as defined by the Toxic Substances Control Act, as amended.

          (i) ERISA. Except as previously disclosed to the Bank in writing, the Company has not incurred any material accumulated funding deficiency within the meaning of ERISA or incurred any material liability to the PBGC in connection with any employee benefit plan (or other class of benefit which the PBGC has elected to insure) other than a multiemployer plan within the meaning of ERISA, or, to the Company's actual knowledge, in connection with any such multiemployer plan, established or maintained by the Company. Except as previously disclosed to the Bank in writing, the Company has fully complied in all material respects with the applicable administrative, reporting and substantive requirements of ERISA and any other applicable law, rule or regulation with respect to each such plan.

          (j) Investment Company Act. The Company is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (k) Taxes. The Company has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Except as previously disclosed to the Bank in writing, to the knowledge of the Company, no tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate in all material respects.

          (l) Intellectual Property. The Company owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Company reasonably considers necessary for the conduct of its business without, to the knowledge of the Company and except as previously disclosed to the Bank in writing, individually or in the aggregate, any infringement upon the rights of other persons which would be reasonably likely to have a materially adverse effect on the business of the Company in the aggregate.

          (m) Accuracy of Information. No information, exhibit or report furnished by the Company to the Bank in connection with this Agreement, any other agreement, document or instrument between the Company and the Bank, or the negotiation of the transaction described herein contained at the time so furnished any misstatement of a material fact or omitted at such time to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (n) Related Documents. The Company makes each of the representations and warranties contained in the Related Documents to which the Company is a party, to and for the benefit of the Bank as if the same were set forth in full herein.

     Section 6..Covenants. So long as the Termination Date has not occurred or any amount is due or owing to the Bank hereunder, the Company agrees and covenants that unless the Bank otherwise consents in writing:

          (a) Financial Reports. The Company will furnish to the Bank:

               (i) within 125 days after the end of each fiscal year of the Company , an audited report certified by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Bank containing a balance sheet of the Company as of the close of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding report, all of which shall be in reasonable detail and prepared in accordance with GAAP;

               (ii) within 50 days after the end of each fiscal quarter of each fiscal year of the Company, an unaudited balance sheet of the Company as of the close of such quarter and the related statements of income and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Company;

               (iii) at the time of the delivery of the financial statements required by clause (i) and clause (ii) of this Section 6(a), a certificate of the Company executed by the Chief Financial Officer of Company, to the effect that there exists no Event of Default and no condition, event or act which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default, or if any such Event of Default, condition, event or act exists, specifying the nature thereof, the period of existence thereof and the action the Company proposes to take with respect thereto;

               (iv) Copies of (a) the quarterly financial statements of Holdings within fifty (50) days after the end of each calendar quarter and (b) year end audited financial statements of Holdings, within 125 days after its fiscal year end; and

               (v)  with  reasonable   promptness,   such  further   information
          regarding the business, affairs and financial condition of the Company as the Bank may reasonably request.

          (b) Payment of Charges. The Company will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (except with respect to those obligations under leases which the Company's lessor is obligated to pay), prior to the date on which penalties attach thereto, and all material claims which if unpaid might become a lien or charge upon its property or assets, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if adequate reserves with respect thereto have been set up by the Company.

          (c) Insurance. The Company will maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for Persons of established reputation engaged in the same or similar businesses and owning and operating similar properties.

          (d) Inspection of Books and Assets, Confidentiality. The Company will allow any representative of the Bank to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Bank may reasonably request. The Bank shall insure that all confidential information relating to the Company which the Bank or any of its representatives may obtain as a result of such inspection or examination shall not be published, disclosed, or made accessible by it to any other Person at any time without the prior written consent of the Company, to which such confidential information relates; provided, however, that the restrictions of this sentence shall not apply
     (i) as may otherwise be required by law, (ii) to the extent such information shall otherwise have become publicly available, or (iii) to disclosure to its attorneys related to this Agreement and the Letter of Credit.

          (e) Notices. The Company will deliver to the Bank promptly after any executive officer of Company obtains any knowledge of the existence of any Event of Default or any condition, event or act which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a certificate signed by an officer of the Company specifying to the best of his or her knowledge the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

          (f) Litigation. The Company will promptly give written notice to the Bank of (i) any action, proceeding or claim, which has been commenced or threatened against the Company and (ii) any dispute which may exist between the Company and any governmental regulatory body, if any such action, proceeding, claim or dispute, if adversely determined, would have a material adverse effect on the Company taken as a whole.

          (g) Preservation of Existence, Compliance with Laws. The Company will maintain and preserve its corporate existence and qualification and right to carry on its business and duly procure all necessary renewals and extensions thereof, use its best efforts to maintain, preserve and renew all material rights, powers, privileges and franchises which in the opinion of the Board of Directors of the Company continue to be advantageous to it and comply in all material respects with all applicable laws, statutes and regulations in respect of the conduct of its business.

          (h) Environmental Laws. The Company will keep and maintain all Properties in compliance with and not cause or permit any Property to be in violation of any applicable Environmental Law. The Company shall not generate, manufacture, or dispose of on or under any Property any Hazardous Materials other than in compliance with applicable Environmental Laws. As soon as practicable, and in any event within twenty days after receipt by the Company of (i) any notice of claim to the effect that such entity is or may be liable to any Person as a result of the release or threatened release by such entity or any other Person of any Hazardous Material into the environment, or (ii) any notice alleging any material violation of any Environmental Law, the Company shall notify the Bank of such receipt and the Company shall deliver to the Bank a copy of the notice so received by the Company.

          (i) ERISA. As soon as possible and in any event within 10 days after the Company knows that any event which would constitute a reportable event under Section 4043(b) of Title IV of ERISA with respect to any employee pension or other benefit plan of the Company subject to such Title has occurred (other than an event for which the 30-day notice requirement to the PBGC has been waived), or that the PBGC or the Company has instituted or will institute proceedings under such Title to terminate such plan, the Company will deliver to the Bank a certificate of the chief financial officer of the Company, setting forth details as to such reportable event and the action which the Company proposes to take with respect thereto, together with a copy of any notice of such reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings, or any notice of the PBGC that the plan is to be terminated, as the case may be. For the purposes of this covenant, the Company shall be deemed to have knowledge of all facts attributable to the plan administrator under such Title IV. If the Bank so requests or if any annual report referred to in this sentence describes an event for which the 30-day notice period to the PBGC has been waived, the Company shall furnish the Bank (or cause the plan administrator to furnish the Bank) with the annual report for each plan covered by such Title IV and filed with the Internal Revenue Service not later than 10 days after such report has been filed.

          (j) Liens. The Company will not contract, create, incur, assume or suffer to exist any mortgage, pledge, lien or other charge or encumbrance of any kind (including the charge upon property purchased under conditional sale or other title retention agreements but excluding liens incurred in the Ordinary Course of Business not in connection with the borrowing of money or the obtaining of credit) not existing on the date of this Agreement upon, or grant any security interest in, the Project or Company's assets, whether now owned or hereafter acquired other than:

               (i) liens for taxes not yet due, or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

               (ii) liens in respect of property or assets of the Company imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien;

               (iii) liens in existence on the Date of Issuance which are set forth in a writing delivered to the Bank prior to or on the Date of Issuance and which have been agreed to by the Bank;

               (iv)   pledges,   or  deposits  in   connection   with   worker's
          compensation,   unemployment   insurance  and  other  social  security
          legislation;

               (v) judgment liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

               (vi) easements, restrictions and other minor defects of title which are not, in the aggregate, material, and which do not, individually or in the aggregate, materially adversely affect the Company in the aggregate or the rights and remedies of the Bank hereunder.

     Notwithstanding the above, but subject to the limitations on Indebtedness in Section (k)(iv) contained herein, Company shall have the right to incur or create first lien purchase money security interests ("PMSI") or enter into Equipment leases not to exceed $1,000,000 annually in the aggregate for future equipment acquisitions in the Ordinary Course of Business.

     (k) Financial Covenants of Company. The Company agrees:

               (i) Company will not make any acquisitions of assets outside of the Ordinary Course of Business or sell on an annual basis any assets of Company outside of the Company's Ordinary Course of Business without the prior written consent of the Bank provided, that, the Company may sell its existing real property and improvements thereon from which it will move to the Project; and

               (ii) Except with respect to acquisitions in the Ordinary Course of Business or a merger of Holdings with Company, the Company will not merge or consolidate with any entity or enter into any transaction which results in a change of control of the Company or (except for such merger with the Company) Holdings and will not dissolve or enter into any joint venture or become a partner, member or shareholder in any partnership, limited liability company or corporation which results in a change of control of the Company or Holdings; and

               (iii) the Company will not invest any funds in or loan any funds to any other Person or entity inconsistent with the current investment policies established by the Board of Directors of Company and which are otherwise reasonably acceptable to the Bank; and

               (iv) Without the Bank's prior written consent, which may be withheld by the Bank in its sole discretion, Company will not incur any Indebtedness of any nature other than (A) unsecured debt arising in the Ordinary Course of Business, (B) debt incurred in connection with acquisitions in the Ordinary Course of Business secured only by the assets so acquired, or (C) Indebtedness secured by PMSI's or Equipment leases entered into in compliance with Section 6(k) hereof; and

               (v) Company will not directly or indirectly sell, grant,  convey, assign or otherwise transfer or permit to be the subject of a transfer any portion of the Project or any facilities or improvements constructed with the proceeds of the Bonds or transfer any legal or beneficial interest therein without the Bank's prior written consent, which may be withheld by the Bank in its sole discretion; and

               (vi) Company will maintain at all times as determined on a calendar year basis a Net Worth equal to at least $40,000,000 and a Tangible Net Worth of at least $20,000,000. As used herein, (i) "Net Worth" means the total stockholders equity of Company as presented in its consolidated balance sheet, which consists of the total of preferred stock and common stock, additional paid in capital and retained earnings less equity adjustment from foreign currency translation as determined in accordance with generally accepted accounting principles, and (ii) "Tangible Net Worth" means the total stockholders equity of Company as presented in its consolidated balance sheet, which consists of the total of preferred stock and common stock, additional paid in capital and retained earnings less equity adjustment from foreign currency translation and less intangible assets net of accumulated amortization as defined in accordance with GAAP; and

               (vii) Company will maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 1998, a quarterly debt service coverage of not less than 3:00 to 1:00 (i.e., net income plus depreciation plus amortization must equal 3.0 times scheduled principal payments on all Indebtedness, including amortization of the Bonds but excluding amortization of the Subordinate Bonds) determined on a Calendar Year to date basis;

          (l) Principal Operating Accounts. Until termination of this Agreement, the Company will maintain or caused to be maintained in accounts opened at the Bank all primary operating and disbursement accounts (but excluding payroll accounts) of the Company.

          (m) Amendment of Related Documents. Except for a permitted substitution of the Letter of Credit, the Company will not enter into or consent to any amendment of any of the Related Documents, or require or consent to the replacement of the Trustee, the Tender Agent or the Remarketing Agent, or permit any Bonds (other than Pledged Bonds) not to be secured by the Letter of Credit, without the Bank's prior written consent.

          (n) Registration of Bonds. The Company will cause all Pledged Bonds to be registered in the name of the Company as pledgor or at the Bank's option, the Bank as pledgee, pursuant to the Pledge and Security Agreement.

          (o) Optional Redemption. The Company will not give any direction to the Issuer to optionally redeem all or any portion of the Bonds in accordance with Section 302(a) of the Indenture unless (i) the Bank shall have provided its written consent thereto or (ii) the Company shall have deposited (or caused to be deposited) with the Trustee an amount sufficient to effect such optional redemption; or (iii) the Bank has given the Company a Notice of Non-Renewal.

          (p) Indenture, Etc. All covenants and obligations of the Company set forth in the Indenture and the Lease Agreement that run to or are made for the benefit of the Bank are incorporated herein with the same effect as if set forth at length herein.

          (q) Sale of Subordinate Bonds. The Company will not pledge, sell, assign or transfer the Subordinate Bonds without the prior consent of the Bank.

          (r) Disbursement of Project Funds. The Company will not present to the Bank (for approval and submission to the Trustee) a Written Request for a disbursement of Project Funds for payment of Project Costs related to construction of the Project unless such Written Request is accompanied by an approval executed by an Independent Architect, which may be in the form of an AIA Form G702 signed by the Company, the Independent Architect and the general contractor for the Project.

          (s) Environmental Report Compliance and Update. The Company agrees that all actions recommended by Kingston in the Environmental Report will have been taken and completed to the satisfaction of the Bank on or prior to the date the Company occupies the Project and that the Company will provide to the Bank an update to the Environmental Report to such effect on or before such date.

     Section 7..Events of Default. Upon the occurrence of any of the following events (herein referred to as an "Event of Default"), unless waived by the Bank pursuant to this Section 7:

          (a) the  Company  shall fail to pay when due any amount  specified  in
     Section 3 hereof; or

          (b) any representation or warranty made by the Company herein or in the Related Documents or in any certificate, financial or other statement furnished by the Company pursuant to this Agreement or the Related Documents, was untrue or incomplete in any material respect when made; or

          (c) if, for any reason (other than release by the Bank or a permitted substitution of the Letter of Credit) this Agreement or the Related Documents shall cease to be valid and binding and in full force and effect or if the Company shall assert that it is not liable under this Agreement or the Related Documents; or

          (d) the Company shall fail to comply with any of the financial covenants set forth in Section 6(k) or shall fail to maintain any of the accounts described in Section 6(l) hereof; or

          (e) the Company shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those referred to in Sections 7(a), 7(b) and 7(c) above) and such default shall continue unremedied for a period of 30 days; unless such default cannot be remedied within 30 days, and Company has commenced cure and diligently prosecutes cure of such default, then Company shall be granted an additional reasonable period of time to cure such default but in any event no more than 90 days from the end of such 30 day period; or

          (f) an "Event of Default" under the Lease Agreement or the Indenture shall have occurred and be continuing; or

          (g) the Company is in default on or pursuant to the terms of any other obligation of the Company to the Bank continuing beyond the applicable grace period set forth in the document or documents governing such obligation; or

          (h) any obligations of the Company in respect of indebtedness for borrowed money or a lease of property which would be classified as a "capital lease" in accordance with GAAP (including indebtedness assumed, guaranteed or as to which such entity shall otherwise be liable, directly or indirectly) in an aggregate amount in excess of $500,000 is declared to be or becomes due and payable prior to the stated maturity thereof or such obligations are not paid as and when the same become due and payable, or there shall occur and continue any default under any instrument, agreement or evidence of indebtedness relating to any such obligations the effect of which is to permit the holder or holders of such instrument, agreement or evidence of indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the indebtedness for borrowed money evidenced thereby to become due prior to its stated maturity; or

          (i) the Company shall suspend or discontinue its business operations for more than 30 days; shall make an assignment for the benefit of creditors; shall generally fail to pay its debts as such debts become due; shall file a petition commencing a voluntary case concerning such corporation under any chapter of Title 11 of the United States Code entitled "bankruptcy," or an involuntary case shall be commenced against the Company under any such chapter and relief is ordered against such corporation or the petition is controverted but is not dismissed within 60 days after the commencement of the case; or shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property, or shall commence any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days, or an order, judgment or decree approving the petition in any such proceeding shall be entered; or the Company by any act or failure to act indicates its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property, or suffers any such appointment to continue undischarged or unstayed for a period of 30 days; or the Company shall take any action for the purpose of effecting any of the foregoing; or

          (j) a judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered against Company and any such judgment or judgments for which there is no insurance coverage shall remain unsatisfied, unstayed or unbonded for a period in excess of 30 days; or

          (k) there shall occur a "reportable event" under Section 4043(b) of Title IV of ERISA with respect to any employee pension or other benefit plan of the Company subject to such Title (other than an event for which the 30-day notice requirement of the PBGC has been waived) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such event or termination proceedings a liability of the Company to the PBGC which will have a material adverse effect upon the business, operations or financial condition of the Company; or

          (l) the occurrence of an Event of Default with respect to the Subordinate Bonds; or

          (m) Holdings encumbers, pledges, hypothecates or grants a security interest in any ownership interests of Holdings in the Company if the result thereof is that Holdings will own less than 51% of the voting stock of the Company; or

          (n) Holdings sells, assigns or otherwise transfers the shares of common stock of the Company to any Person if the result thereof is that Holdings will own less than 51% of the voting stock of the Company;

then, in any such event, the Bank may, (i) by written notice to the Company, declare the obligations of the Company under Section 3 hereof to be forthwith due and payable, whereupon the same shall become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived; (ii) decline to reinstate any amount available under the Letter of Credit, including sending notice to the Company and the beneficiary of the Letter of Credit as provided in Section 3(f)(ii) and in the Letter of Credit that the Bank will not reinstate the amount of any "C Drawing" thereunder; (iii) notify the Company and the beneficiary of the Letter of Credit pursuant to the Letter of Credit that the Letter of Credit shall terminate thirty (30) days following delivery of such notice to the addressees thereof; (iv) by written notice to the Company demand payment forthwith of the amount available to be drawn under the Letter of Credit on the date of such demand; (v) demand that the Company procure the issuance of an alternate or substitute letter of credit from another financial institution or otherwise arrange to purchase or defease the Bonds or otherwise arrange for the prompt release of the Bank's obligations under the Letter of Credit; (vi) exercise any right provided in the Indenture to cause an acceleration or a mandatory redemption of the Bonds to be declared; and/or (vii) pursue any other remedy available to it under this Agreement, under the Related Documents or otherwise.

     Section 8..Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 9..Notices. Except as expressly provided for herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the following Business Day when sent by overnight courier, (c) on dispatch when sent by telecopy (confirmed by telephone), and (d) on the fifth following Business Day when mailed by registered or certified mail, postage prepaid, return receipt requested, to the address set forth in the preamble hereof, or to such other address as may be specified in a notice given by one party to another, except that communications with the Bank with respect to the Letter of Credit shall be made as provided in the Letter of Credit.

     Section 10. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 11. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company, regardless of the currency of such deposits or indebtedness, against any and all of the obligations of the Company now or hereinafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be contingent and unmatured; and if such deposits or other indebtedness are in a currency other than U.S. dollars, the Bank is authorized to convert the same to U.S. dollars upon such setoff, appropriation and application. The rights of the Bank under this Section are in addition to other rights and remedies which the Bank may have including, without limitation, other rights of setoff.

     Section 12. Indemnification. The Company hereby indemnifies and holds harmless the Bank (and its directors, officers, employees, attorneys and agents) from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person) by reason of, or in connection with: (a) the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit (including, without limitation, actions commenced by any Person including the Company for wrongful dishonor or to enjoin the Bank from honoring a Letter of Credit), (b) the issuance and sale of the Bonds, including without limitation any of the foregoing resulting from any misstatement or omission in the Official Statement (other than in the Official Statement referring to the Bank in Appendix A thereto), (c) the pledge of any of the Pledged Bonds pursuant to the Pledge and Security Agreement; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expense, to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank or by the Bank's default under this Agreement or any of the Related Documents. Nothing in this Section 12 is intended to limit the reimbursement obligation of the Company contained in Section 3(a) hereof. If any action shall be brought against the Bank in respect of which indemnity may be sought against the Company, the Bank shall promptly notify the Company in writing, and the Company shall promptly assume the defense thereof, including the employment of counsel, the payment of all expenses and the right to negotiate and consent to settlement. The Bank shall have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not be liable for any settlement of any such action effected without the Company's consent by the Bank, but if settled with the consent of the Company or if there shall be a final judgment for the plaintiff in any such action against the Company or the Bank, with or without the consent of the Company, the Company agrees to indemnify and hold harmless the Bank to the extent provided herein.

     Section 13. Continuing Obligation. This Agreement is a continuing obligation, shall survive the termination of the Letter of Credit and shall (a) be binding upon the Company, its successors and assigns, and (b) inure to the benefit of and be enforceable by the Bank and its successors and assigns until all of the financial and indemnification obligations owing by Company to Bank under this Reimbursement Agreement or any of the Security Documents have been paid and/or performed in full and then terminate; provided that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank, except in connection with a transfer permitted under this Agreement.

     Section 14. Transfer of Letter of Credit; Reduction of Stated Amount. The Letter of Credit may be transferred in accordance with the provisions set forth therein and the Stated Amount of the Letter of Credit may be reduced in accordance with the provisions set forth therein.

     Section 15. Limitations on Bank Liability. The Company assumes all risks of, and the Bank shall not be liable or responsible for, the acts or omissions of the Trustee and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit and whether any demand under the Letter of Credit is inconsistent with any other demand or with any Related Document. As between the Company and the Bank, neither the Bank nor any of its officers or directors shall be liable or responsible for any claim, damage, loss, liability, cost or expense which the Company may incur (or which may be claimed by any Person) by reason of or in connection with the execution and delivery or transfer of the Letter of Credit or under any Related Document or any circumstance or event referred to in Section 3 of this Agreement, except only that the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by the Bank's gross negligence or willful misconduct or by the Bank's default under this Agreement or any of the Related Documents. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. In addition, the Company acknowledges that it has specifically requested that the Letter of Credit provide for honor within a period of time significantly shorter than the three-day period for examining documents provided for under applicable law and banking usage, and that this feature of the Letter of Credit is not consistent with bank usage and increases the risk that purported demands under the Letter of Credit may not receive the same examination (and the Bank may not be able to obtain the opinion of its counsel or the Company with respect to such demand) had such three-day period been available to the Bank, and the Company accepts and agrees not to hold the Bank responsible for such variance from bank usage. Any claim or demand by the Company for gross negligence or willful misconduct against the Bank shall require that the Company establish that the Bank's conduct was not occasioned or the result of such shortened examination period. The Company acknowledges and agrees that the Bank also shall be relieved from responsibility for (and its right to reimbursement hereunder shall not be impaired by) any act or omission for which banks are relieved of responsibility under the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500 (1993).

     Section 16. Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery and administration of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto, with respect to any opinions rendered by such counsel, and with respect to advising the Bank as to its rights and responsibilities under this Agreement, and all reasonable costs and expenses in connection with the enforcement or any renegotiation or amendment of this Agreement and such other documents which may be delivered in connection with this Agreement. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the Pledge and Security Agreement, and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     Section 17. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     Section 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Missouri applicable to contracts to be performed in the State of Missouri.

     Section 19. Substitute Letter of Credit Issuing Office. In the event that the Bank determines, in its complete discretion, that the banking office of the Bank, as set forth in the Letter of Credit shall be changed to another banking office within the United States of America, (a) in order to avoid any increased cost or amount referred to in Section 3(a), or (b) in the event the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directly (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful for the Bank to maintain the Letter of Credit at such Bank's aforesaid address, then the Bank shall notify the Trustee and the Company in writing not less than 10 Business Days prior to such change and (with the written consent of the Company only in the case of avoiding an increased cost or amount as referred to in clause (a) above), upon receipt of such notice the Letter of Credit shall be deemed issued by such other banking office in the United States on the effective date that the Bank specifies in its notice.

     Section 20. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 21. Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes approved by the Company's independent accountants) with the most recent financial statements as described in Section 6(a) of the Company delivered to the Bank.

     Section 22. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signature hereto and thereto were upon the same instrument.

     Section 23. Bank Consent. Whenever any provision in this Reimbursement Agreement or in any of the Security Documents requires the consent of the Bank to an administrative or ministerial act, Bank agrees that such consent will not be unreasonably withheld or delayed unless the provision otherwise expressly states that consent may be granted or denied in Bank's sole discretion. Company acknowledges and agrees that Bank's agreement not to unreasonably withhold or delay its consent shall apply only in the limited context of an administrative or ministerial act, and in no event shall such agreement extend to an act which would require an underwriting decision by Bank, such as (without limiting the generality of the aforesaid) a request to transfer ownership rights in the Company or the Property.

     Section 24. Year 2000 Compliance. The Company covenants and agrees to take all reasonable steps and implement all reasonable procedures necessary to insure that all software utilized in the conduct of Company's business will have appropriate capabilities and compatibility for operation to handle calendar dates falling on or after January 1, 2000, and all information pertaining to such calendar dates, in the same manner and with the same functionality as the software does respecting calendar dates falling on or before December 31, 1999. Further, Company covenants and agrees that the data-related user interface functions, data-fields, and data-related program instructions and functions of the software utilized by the Company will on or before December 31, 1999, include the indication of the century.

     Section 25. Waiver of Jury Trial. THE BANK AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BANK OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT.

     Section 26. Statements Required by Law.

               (i) Section 432.045 Notice. The following notice is given to comply with Section 432.045 of the Revised Statutes of Missouri:

           ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BANK AND COMPANY FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THEY REACHED COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE SECURITY DOCUMENTS, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENTS BETWEEN THE PARTIES HERETO, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT.

               (ii) K.S.A. ss.16-118 Notice. THIS WRITTEN CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BANK AND THE COMPANY AND SUCH CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE BANK AND THE COMPANY.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

                               LabOne, Inc., a Delaware corporation



                               By:   /s/ Kurt Gruenbacher
                                   -------------------------------------------
                               Print Name:   Kurt Gruenbacher
                                             ---------------------------------
                               Title:    V.P. Finance, CAO, Treasurer
                                        --------------------------------------

                               Commerce Bank, N.A.



                               By:   /s/ Pam Hill
                                   ------------------------------------------
                               Print Name:    Pam Hill
                                             --------------------------------
                               Title:    Vice President
                                        -------------------------------------